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                    October 13, 2021

       Rahul Kushwah
       Chief Operating Officer
       Predictmedix Inc.
       77 King Street W.
       Suite 3000
       Toronto, ON M5K 1G8

                                                        Re: Predictmedix Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 20FR12G
                                                            Filed October 7,
2021
                                                            File No. 000-56295

       Dear Dr. Kushwah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jonathan Gardner